Exhibit 10.3

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (the “Amendment”) is entered into effective the 19th day of January, 2010 (the “Effective Date”) by and between AVI BioPharma, Inc., an Oregon corporation (“Company”) and Dwight Weller, Ph.D. (“Employee”).

RECITALS

A. Whereas, Company and Employee are parties to that certain Employment Agreement dated the 4th day of November, 1996, as amended by Amendment to Employment Agreement entered into effective the 22nd day of December, 2008, copies of which are attached hereto as Exhibit A (the “Employment Agreement”).

B. Whereas, the Company and the Employee desire to add a provision to the Employment Agreement related to Section 280G of the Internal Revenue Code of 1986, as amended.

Now, therefore, in consideration of the representations, warranties and covenants contained herein, the Company and the Employee agree as follows:

AGREEMENT

1.	Section 24 is hereby added to the Employment Agreement, and shall state in its entirety as follows:

“24. Section 280G

(a) Except as provided below, the payments or benefits to which Employee will be entitled under Section 13 of the Agreement will be reduced to the extent necessary so that Employee will not be liable for the federal excise tax (the “Excise Tax”) levied on certain “excess parachute payments” under section 4999 of the Internal Revenue Code of 1986, as amended (“Code”).

(b) The limitation above will not apply if:

(1) the difference between

(A) the present value of all payments to which Employee is entitled under Section 13 of the Agreement determined without regard to the limitation above, less

(B) the present value of all federal, state, and other income and excise taxes for which Employee is liable as a result of such payments; exceeds

(2) the difference between

(A) the present value of all payments to which Employee is entitled under Section 13 of the Agreement calculated as if the limitation above applies, less

(B) the present value of all federal, state, and other income and excise taxes for which Employee is liable as a result of such reduced payments.

(c) Present values will be determined using the interest rate specified in section 280G of the Code and will be the present values as of the date on which Employee’s employment terminates (unless it is necessary to use a different date in order to avoid adverse consequences under section 280G).

(d) As a result of the uncertainty in the application of Section 280G and 4999 of the Code, it is possible that, despite the limitations on parachute payments provided in this Section 24, amounts may be paid or distributed by the Company to or for the benefit of the Employee under this Agreement or otherwise which are treated as excess parachute payments. In the event that any payments received by the Employee are determined by the IRS to be subject to the Excise Tax, the Company shall pay the Employee as promptly as possible following such determination (but in no event later than the end of the Employee’s taxable year in which the Employee remits the related taxes) an additional amount which may be necessary to reimburse the Employee on an after-tax basis for any Excise Tax that may be imposed on such excess parachute payments and for any interest and penalties related to such Excise Tax that may be imposed by the IRS or a court. In addition, the Company shall indemnify and hold the Employee harmless, on an after-tax basis, from and against any and all losses, costs, damages or expenses (including reasonable attorneys’ and accountants fees) arising out of the imposition on Employee of any Excise Tax.”

2.	In all other respects, the Employment Agreement shall remain unchanged and in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment effective the date first set forth above.

AVI BioPharma, Inc.

By:	/s/ Leslie Hudson	/s/ Dwight Weller
Name:	Leslie Hudson, Ph.D.	Dwight Weller, Ph.D.
Title:	Chief Executive Officer

EXHIBIT A

Employment Agreement and Amendment No. 1 to Employment Agreement

Previously Filed